Exhibit 12.1

Statement of Ratios of Earnings to Fixed Charges

		Six Months ended June 30,		Year ended December 31,
		2016	2015	2015	2014	2013	2012	2011
				(dollars in thousands)
	Earnings:
1)	Income before income taxes	$12,246	$15,918	$31,205	$30,531	$24,943	$30,947	$32,214
2)	Plus: Interest expense	5,641	4,179	9,034	7,505	9,628	14,103	18,060

3)	Earnings including interest on deposits	17,887	20,097	40,239	38,036	34,571	45,050	50,274
4)	Less: interest on deposits	3,042	1,922	4,301	4,103	4,709	7,547	10,401

5)	Earnings excluding interest on deposits	$14,845	$18,175	$35,938	$33,933	$29,862	$37,503	$39,873
	Fixed charges:
6)	Interest expense (line 2)	5,641	4,179	9,034	7,505	9,628	14,103	18,060
7)	Less: interest expense on deposits (line 4)	3,042	1,922	4,301	4,103	4,709	7,547	10,401

8)	Excluding interest on deposits	$2,599	$2,257	$4,733	$3,402	$4,919	$6,556	$7,659
	Ratio of Earnings to Fixed Charges:
	Including interest on deposits (item 3/item 6)	3.17	4.81	4.45	5.07	3.59	3.19	2.78
	Excluding interest on deposits (item 5/item 8)	5.71	8.05	7.59	9.97	6.07	5.72	5.21